EMPLOYMENT AGREEMENT
CHIEF EXECUTIVE OFFICER
AMENDED AND RESTATED – SEPTEMBER 9, 2009

This Employment Agreement ("Agreement"), originally made effective the 1st day of December, 2008, as amended and restated effective September 9, 2009, is by and between Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company (“Company”), and Anthony Hicks, a Minnesota resident ("Executive").

RECITALS

WHEREAS, Company is a limited liability company organized for the purpose, among other things, of operating an ethanol plant and associated business, with its principal place of business near Fergus Falls, Minnesota; and

WHEREAS, Company seeks to continue to retain Executive as Chief Executive Officer under the terms of this Agreement; and

WHEREAS, the Company and Executive believe it is in their mutual best interests to enter into an agreement regarding their mutual obligations relative to Executive's employment with the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.           EMPLOYMENT.

Company agrees to continue to employ Executive as Chief Executive Officer/General Manager, under the terms of this Agreement through the Termination Date, subject to earlier termination as herein provided.  The position shall be referred to as “Chief Executive Officer.”   Executive hereby accepts such continued employment , and agrees to remain employed with the Company in accordance with the terms and conditions of this Agreement and the terms of employment applicable to regular employees of Company, including the terms and conditions to be set forth in the Company’s Human Resources Policy Manual to be developed by the Company (the "Handbook").  In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.   Any prior agreements or arrangements concerning Hick’s employment with the Company, oral or written, between Executive and Hicks are superseded and replaced by the terms of this Agreement.

2.           DUTIES OF EXECUTIVE.

The duties of Executive shall include the performance of all of the duties typical of the office held by Chief Executive Officer of an ethanol plant as described in the organizational documents of the Company, and such other duties and obligations as may be assigned or directed by the Company’s Board of Governors (the "Board").  Executive shall perform all his duties in a professional, ethical and businesslike manner.

Executive has developed a great deal of  knowledge regarding Company's operations, finance, and systems.  This knowledge will be valuable, if not essential, in Company's restructuring and reorganization efforts.  Executive's services will be critical in the effort to maximize the value of the Company's assets and member benefits.  In connection with the current and continuing operations of the Company, Executive will continue to perform a broad range of services including:  development of short-term cash flows, forecasting tools and planning methodologies; developing Company’s business plan as may be required by lenders in the context of negotiations; assisting the “working group” of professionals who will be assisting Company  in the reorganization processes or working with the various stakeholders to improve the coordination of the effort in restructuring; assisting with testimony before the various courts; and assisting with the preparation of such pleadings as may be required in any bankruptcy matter, including any plan of reorganization.  In that respect, Executive will serve as Company's chief restructuring officer and shall report directly to the Company's Board of Directors.  These duties and roles represent an increase in responsibility and time commitment from Executive supporting revised compensation arrangements, in order to secure Executive's continued availability for Company's services.  Accordingly, the Company will make a one-time retention payment to Executive on September 9, 2010, in the amount of $30,000.00.  Notwithstanding anything to the contrary in this contract, Executive agrees to continue his employment without voluntary early termination through at least December 31, 2009.  Commencing January 1, 2010 this Agreement is terminable by Executive as set forth in Section 5(C), or by the Company as set forth in Section 5(B) or 5(D).

Executive agrees to serve the Company faithfully and to the best of his abilities, and to devote his full time, attention, and efforts to the business and affairs of the Company during the term of his employment with the Company.  Executive will not, during the term of this Agreement or his employment with the Company, directly or indirectly engage in any other part time or full time employment or business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Board.  Executive represents to the Company that he is under no contractual commitments that are inconsistent with his obligations set forth in this Agreement or that would preclude his employment with the Company.

 3.           COMPENSATION.

Executive's salary during the term of his employment with the Company under this Agreement will be payable in installments according to the Company's regular payroll schedule.  Executive's base annualized salary during the term of this Agreement shall be as follows (the “Base Salary”):

Start Date through December 31, 2010:  $137,000.00

Executive shall have the opportunity to earn annual discretionary bonuses which shall be considered by the Board first in November, 2009, and next in November, 2010, depending on the fiscal condition of the Company.

Provided Executive meets the standard requirements of qualifying to be a member of the Company, Executive will receive a profit's interest on a total of an additional 10,000 Class A member units of the Company at a zero basis, with ownership of said units to vest as follows (the "Vesting Dates"):

January 1, 2009-4,500
December 31, 2009– 4,500 Units Vest
December 31, 2010 – 1,000 Units Vest

Vesting is contingent upon Executive being employed with the Company on any of the Vesting Dates.  A precondition of any Compensation to be paid under this Agreement is Executive's performance of his duties, compliance with this Agreement, and compliance with the regulations governing plant operations.

4.           BENEFITS.

In addition to the compensation described in Section 3 of this Agreement, Executive will be entitled to certain additional benefits afforded to the Chief Executive Officer position, as well as those benefits generally available to employees of the Company.  Benefits afforded are generally subject to being altered, modified, discontinued, amended, or otherwise changed by the Company.

A.           Vacation/Sick Leave.  Executive will be entitled to paid time off and extended illness bank benefits or vacation/sick leave benefits as set forth in the Handbook. Executive will be allowed up to three weeks of vacation annually, and up to six days of sick leave annually, or their equivalent in PTO/EIB.

B.           Health and Hospitalization Insurance.  Executive shall be afforded health and hospitalization insurance coverage pursuant to the Company's plans afforded other employees, with the Company paying health and hospitalization insurance premiums for Executive’s individual coverage.

C.           Other Benefits.  Executive shall also be afforded the right to participate in any other benefit plans now or later available to other Company employees.

D.           401K.  Executive shall be entitled to participate in Company's 401K savings plan, on the basis of the same availability to other Company employees.

E.           Automobile.  Company has a motor vehicle for company use. The vehicle will be used for administrative purposes by Executive and other Company employees primarily, but may be used by Executive for personal use.  A mileage log shall be kept by Executive noting all business use and personal use miles, and this log shall be utilized to do a personal value calculation to be reflected on Executive's W-2 form each year.

F.           Expense Reimbursement.   Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties pursuant to policies adopted by the Board. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

G.           Miscellaneous.  Company will provide Executive with a cellular phone and service plan, personal computer, PDA, and such other equipment and tools as are reasonably necessary for Executive to perform Executive's duties.  Company shall reimburse Executive or pay dues or fees incurred by Executive in ethanol industry related programs, organizations, and education programs as the Company may, from time to time, authorize Executive to participate in.  Executive is authorized and directed to involve himself in and participate in the activities of such organizations related to the ethanol industry as Executive, in his reasonable discretion, and such other organizations related to the ethanol industry as Executive, in his reasonable discretion, deems appropriate and necessary, and such activities shall be regarded as part of Executive's duties as Chief Executive Officer.

5.           TERM AND TERMINATION.

A.           Term. The term of Executive's employment with the Company pursuant to this Agreement shall commence on the Start Date, and it shall continue in effect for a period terminating on December 31, 2010 (the “Termination Date”), unless earlier terminated as provided in this Agreement.  On the Termination Date, this Agreement and Executive’s employment with the Company shall terminate without any further action, but may be renewed or extended upon the mutual written agreement of Executive and Company.  In the sixty- (60-) day period preceding the Termination Date, or earlier as agreed to by the parties, Company and Executive will engage in good faith discussions regarding extension of this Agreement and Executive's employment with the Company.

B.           Termination By Company Without Cause.  Notwithstanding any provision of this Agreement or applicable law to the contrary, Executive's employment with the Company and this Agreement may be terminated by the Company, acting by and through the Board, at any time prior to the Termination Date without Cause (as that term is defined herein), in its sole discretion and at its election, effective upon sixty (60) days’ prior written notice to Executive or such later date as determined by the Board.  In the event of such termination, the Company shall pay to Executive a sum equal to six months of his then annual salary (the “Severance Payment”).  In the event of termination pursuant to this section, Company’s sole obligation will be to pay the Severance Payment and Executive’s salary at the pro-rated Base Salary to the termination date included in Executive's original termination notice. As a condition to receiving the Severance Payment, Executive will execute and deliver to Company a release of all claims against Company, its officers, trustees, employees, affiliates, or other agents or representatives from any and all legal and equitable claims, of any nature whatsoever.

C.           Termination By Employee.  Executive's employment with the Company and this Agreement may be terminated by Executive at any time prior to the Termination Date, effective upon sixty (60) days' prior written notice to the Company. This Agreement and Executive’s employment with the Company will be deemed terminated by Employee upon the occurrence of any of the following events: (i) the death of Executive; or (ii) Executive's inability to carry on the essential functions of his usual and customary duties, because of illness or sickness, for a period of an aggregate six (6) months.  In the event of termination pursuant to this section, Company’s sole obligation will be to pay Executive’s salary at the pro-rated Base Salary to the termination date included in Executive's original termination notice or the date of death or disability.

D.           Termination by Company for Cause.  In the event that Executive is in breach of any obligation owed Company in this Agreement, or engages in any of the following conduct which shall constitute "Cause," then Company shall have the right, at its discretion, to terminate this Agreement and Executive's employment with the Company upon five (5) days' written notice to Executive.

Grounds for termination of this Agreement and Executive's employment with the Company, for Cause, includes:

i.           Executive habitually and willfully neglects the duties to be performed by him;

ii.          Executive engages in any conduct which is dishonest, or disloyal to Company, or materially damages the reputation or standing of the Company;

iii.         Executive is convicted of any crime involving theft or dishonesty, or comprising a felony level offense;

iv.         Executive violates material Company rules, regulations, directives, or policies;

v.          Executive engages in conduct unbecoming an officer position which materially impairs the Company's operations or Executive's effectiveness in his work;

vi.         Other good and sufficient grounds constituting similar serious misconduct.

Except for termination on the basis of Subdivisions D(ii), D(iii), or D(iv), Executive's employment shall not be terminated upon any of the above specified grounds constituting Cause, unless he shall have failed to correct a deficiency to the satisfaction of Company, at its discretion, after having been given written notice of the specified items of nonperformance and a reasonable amount of time, not to exceed thirty (30) days within which to correct the claimed failure to perform.  Any recurrence of conduct for which notice was previously given shall constitute grounds for immediate termination.

In event of termination of this Agreement pursuant to this section, Company's sole obligation will be to pay Executive’s then earned salary at the pro-rated Base Salary to the termination date.

6.           BOARD MEETING ATTENDANCE.

Executive shall be notified of and attend all annual, regular, and special meetings of the Board, but in a non-voting capacity.

7.           SUCCESSOR TRANSITION.

Executive shall assist Company in transitioning to Executive's successor to the Chief Executive Officer positions as reasonably requested by the Company.

8.           CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY.

In connection with this Agreement, and as a condition to Company continuing to employ Executive, Executive will execute and deliver a confidential information and intellectual property agreement under which Executive will agree (i) during the term of his employment with the Company and thereafter, to not use any Company information, except for the purposes of performing his duties and services for the Company, and never in competition with the Company; and (ii) that all developments, know-how, research, processes, or other concepts developed by Executive during the course and scope of his employment with Company, shall be the exclusive property of the Company.

A breach of said companion agreement will be a breach of this Agreement. The obligations of Executive under this section shall survive termination of this Agreement.

9.           NON-COMPETITION; NON-SOLICIT.

As a condition of this Agreement and the arrangements set forth herein, Hicks agrees to a non-competition and non-solicit arrangement under which Hicks agrees that for a period of two (2) years after the termination of Hick's employment with the Company,  i) Hicks will not consult for, be employed with, or otherwise perform services for, any person or entity in the ethanol business within a geographic area as follows:  any area located within 100 miles of any outer city limit of Fergus Falls, MN; and ii) that Hicks will not, directly or indirectly, solicit any customer, supplier, employee, or other representative of the Company to withdraw, curtail, or cancel its business with the Company, or leave the employ of the Company, as the case may be.  The obligations of Executive under this section shall survive termination of this Agreement.  An express condition of the effectiveness of the foregoing provisions is payment to Executive of the Severance Payments .  In the event that the Severance Payment is not made, Executive shall be released from provisions of this Section 9.

10.           MISCELLANEOUS.

A.           Notices.  Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery, or by certified mail, postage prepaid, and return receipt requested, or by recognized, national overnight delivery services;

If to Company:	Otter Tail Ag Enterprises, LLC
24096 170th Ave
Fergus Falls, MN 56537

If to Executive:	Anthony Hicks
24096 170th Ave
Fergus Falls, MN 56537

Notice given by certified mail shall be deemed given five (5) days after the notice is deposited in the mail.  All other forms of notice shall be deemed given on the date of personal delivery or the date of the overnight delivery.  If either party desires to change their address for notice purposes, prior notice of such address change shall be given to the other party as set forth in this section.

B.           Final Agreement.  This Agreement and any other agreements referred to herein are the entire agreement of the parties relating to the subject matter hereof, and supersede all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified, waived, amended, or altered only by a further writing that is duly executed by both parties.

C.           Governing Law And Jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the state of Minnesota, without regard to choice of law or conflict of law provisions.  Each party consents to the state courts of Minnesota, Otter Tail County, as exclusive jurisdiction and venue to determine any disputes and hear any proceedings related to or arising from this Agreement or the parties' employer/employee relationship, subject to the Dispute Resolution provisions of Subdivision G below.  The parties waive any argument or objection to such jurisdiction and venue and agree that it is mutually convenient.

D.           Headings.  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

E.           No Assignment.  Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

F.           Severability.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

G.           Dispute Resolution.  For purposes of this provision, the term “dispute” means any and all disputes between Company, including its officers, governors, employees, on the one hand; and Executive, on the other hand, arising out of or relating to the making, performance, interpretation, or application of this Agreement, or in any way relating to, concerning, or arising from Executive's employment with the Company, or the termination of this Agreement or Executive's employment with the Company, and specifically includes, without limitation, any claim that a termination of employment by Company was not for cause, that Executive was constructively discharged or terminated, or otherwise.

If a dispute arises, the parties agree first to try in good faith for a period of sixty (60) days to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration.  Thereafter, any remaining unresolved dispute, controversy or claim shall be submitted to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified by this Section; PROVIDED, that this Section shall not require use of the American Arbitration Association (only that such Rules as modified by this Section shall be followed).  The arbitration shall be conducted in the State of Minnesota.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction.  The parties shall (i) agree upon and appoint as the arbitrator a retired former trial Judge in Minnesota; (ii) direct the arbitrator to follow substantive rules of law and the Federal Rules of Evidence; (iii) allow for the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 60 days; (iv) require the testimony to be transcribed; and (v) require the award to be accompanied by findings of fact and a statement of reasons for the decision.  The cost and expense of the arbitrator and location costs shall be borne equally by the parties to the dispute.  All other costs and expenses, including reasonable attorney's fees and expert's fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section shall be borne by the party incurring such cost and expense. Except where clearly prevented by the area in dispute, the parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

H.           Surrender of Records and Property.  Upon termination of employment with the Company, Executive must deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company such as keys, computers, cell phones and other tools of the trade, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  Notwithstanding the foregoing, at no cost to Executive, Executive shall be permitted to retain his cellular phone and phone number, with the requirement that Executive is responsible for service plans after any date of termination.  Additionally, at no cost to Executive, Executive shall be permitted to retain his personal notebook computer, on the condition that Executive pays the cost of cleansing the computer of any Company information, which cleansing shall be done as directed by the Company.

I.           Restatement and Amendment.  This Agreement amends and fully restates the prior agreement entered into between the parties dated December 1, 2008.  As of September 9, 2009, the terms and conditions of this Agreement shall govern the parties relationship.

IN WITNESS WHEREOF, the Executive and the Company enter into this Agreement dated effective the 9th day of September, 2009.

OTTER TAIL AG ENTERPRISES, LLC

By
Its Board Chair
Date:

Anthony Hicks
Date: